Filed Pursuant to Rule 433

Registration No. 333-164617

November 10, 2010

Relating to Preliminary Prospectus Supplement

Dated November 10, 2010

to Prospectus

Dated April 9, 2010

Issuer Free Writing Prospectus

Republic of Peru’s US$1,000,000,000 5.625% U.S. Dollar-Denominated Global Bonds due 2050

Final terms and conditions as of November 10, 2010

Issuer	Republic of Peru
Rating	Baa3 (Moody’s) / BBB- (S&P) / BBB- (Fitch)
Issue Type	SEC Global Registered
Joint Bookrunners / Lead Managers	Merrill Lynch, Pierce, Fenner & Smith Incorporated Morgan Stanley & Co. Incorporated
Co-Manager	Scotia Capital (USA) Inc.
Issue Amount	US$ 1,000,000,000
Issue Price	96.164%, plus accrued interest from November 18, 2010, if any
Settlement Date	November 18, 2010 (T+5)
Denominations	US$ 1,000 x 1,000
Maturity	November 18, 2050
Interest Rate	5.625% per year
Interest Payment Dates	May 18 and November 18 of each year, beginning on May 18, 2011
Benchmark Instrument	UST 4.375% due May 15, 2040
Offer Spread	+160.3 bps
Yield to Maturity	5.875%
Gross Proceeds to Issuer	US$ 961,640,000
Underwriting Fees	15 bps
Interest Rate Basis	30/360
Governing Law	New York
Clearing	DTC / Euroclear / Clearstream
ISIN	US715638BM30
CUSIP	715638 BM3
Listing and Trading	Application has been made to admit the bonds for listing on the Official List of the Luxembourg Stock Exchange and for trading on the Euro MTF Market.

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus supplement and related prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer or any underwriter participating in the offering will arrange to send you the prospectus if you request it by calling:

Merrill Lynch, Pierce, Fenner & Smith Incorporated: +1-800-294-1322

Morgan Stanley & Co. Incorporated: +1-866-846-2874